Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Giant Eagle-Anchored Shopping Center in Pennsylvania for $10.6 Million

CINCINNATI, OH, June 21, 2012 – Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that the Company, through its joint venture, PECO-ARC Institutional Joint Venture I, LP, has closed the acquisition of an 113,372 square foot Giant Eagle-anchored shopping center located in Gibsonia, Pennsylvania (“Northtowne Square”) for approximately $10.6 million, bringing the Company’s total portfolio to 14 properties.

Northtowne Square is located in Gibsonia, Pennsylvania, which is approximately 15 miles north of downtown Pittsburgh, Pennsylvania. The 113,372 square foot shopping center is 100 percent occupied and anchored by an 86,477 square foot Giant Eagle grocery store, which has a lease term through January 2024. Giant Eagle is the No. 1 grocer by market share in the Pittsburgh, Pennsylvania area. In addition to the Giant Eagle grocery anchor, Petco, a national pet supply store, recently executed a lease in May 2012 at Northtowne Square for approximately 9,000 square feet with a base lease term of ten years. Including Giant Eagle and Petco, approximately 74 percent of rents come from national or national franchise tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of June 20, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed a quality retail portfolio consisting of 14 grocery-anchored shopping centers totaling 1,246,455 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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